EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "**Agreement**") is made this **[24th]** day of September 2018 (the "**Signature Date**") between ACASTI PHARMA INC. (the "**Company**") and JEAN-FRANÇOIS BOILY (the "**Employee**") (collectively referred to as the "**Parties**")

RECITALS:

A. The Employee has valuable finance and accounting skills and experience which will be of assistance to the Company in managing and developing its business.

B. The Company has offered the Employee employment on the terms set out in this Agreement, and the Employee has accepted the Company's offer, effective on the Effective Date (as defined below).

THEREFORE, the Parties agree as follows:

SECTION 1: DUTIES AND RESPONSIBILITIES

1.1 Position

Starting on September [24], 2018 (the "**Effective Date**"), the Employee will be employed full-time by the Company as its **Vice-President of Finance** ("**VP Finance**"). The Employee will carry out those duties, responsibilities and reporting requirements which are ordinarily expected of a VP Finance, and such other reasonable duties as may from time to time be assigned by the CEO or the Board of Directors. The Employee will be fully covered under the Company's Director and Officer ("**D&O**") insurance policy. The Company will also indemnify the Employee in accordance with the Company's General By-Laws.

1.2 Full Time and Attention and Duty of Loyalty

The Employee shall devote full working time and attention in the performance of the Employee's duties with the Company and its affiliates. While an employee of the Company, the Employee will not, without obtaining the prior written consent of the Company, assume any other employment or engage in any other business, occupation or directorship, other than as a director of boards of directors for (i) charitable organizations or (ii) industry organizations related to the business of the Company. The Employee is a fiduciary of the Company and shall act at all times in the Company's best interests.

1.3 Location

The Employee's office shall be at the Company's headquarters in the area of Laval, Quebec.

1.4 Compliance with Rules and Policies

The Employee will comply with all Company rules and policies provided or made available to him, including the Code of Conduct and Insider Trading policy. The Company may, from time to

time, amend, alter, change, delete or establish new rules and policies (collectively, the "**Revised Policies**") to meet the business needs of the Company. The Employee agrees that, immediately upon receiving notice of and access to such Revised Policies, the Employee's employment will be governed by such Revised Policies.

SECTION 2: REMUNERATION

2.1 Base Salary

The Employee will be paid an annual salary in the amount of CDN $215,000 (the "**Base Salary**"), payable in accordance with the Company's payroll practices, as may be amended from time to time. Future increases in Base Salary (if any) will be at the sole discretion of the Board.

2.2 Annual At-Risk Incentive Compensation

(a) The Employee will be eligible to earn an annual bonus (the "**Bonus**") based on the achievement of metrics and goals established and evaluated by the Board, in its sole discretion. The maximum Bonus will be up to 30% of Base Salary and will be based on performance targets set by the Board. The calculated bonus in the first year will be prorated based on date of hire. There is no representation that a Bonus will be paid in any given year or that a Bonus in one year will be comparable to another year and under no circumstances is the Bonus to be considered part of the Employee's Base Salary or other regular employment income.

(b) The Bonus, if any, will be paid when the Company normally pays such Bonuses, and should be no later than 60 days following each applicable fiscal year end. If prior to the year end, the Employee's active employment with the Company ceases at the Employee's discretion, no Bonus will be paid. If, however, the Employee has received notice of termination, other than for cause, the Employee will still be eligible to earn a Bonus, pro-rated to the number of months of active employment completed by the Employee during that fiscal year, based on the achievement of metrics and goals established and evaluated by the Board, in its sole discretion, for that fiscal year.

2.3 Stock Options

(a) The Employee shall be eligible to participate in the Company's Stock Option Plan, as approved by the Board and as amended from time to time (the "**Stock Option Plan**"). The vesting of stock options ("**Options**"), and the subsequent exercise of such Options shall be governed in all respects by the Stock Option Plan and the grant documents.

(b) Subject to the approval of the Board of Directors, the Employee shall be eligible to receive an initial Option grant to purchase up to 200,000 common shares of the Company at a strike price per Option equal to the closing price of the Company's common shares on the TSX Venture Exchange on the eve of the grant date. For greater certainty, this Agreement does not constitute a grant or issuance of or entitlement to any securities of the Company.

(c) The Employee will be eligible to receive additional annual grants. The quantum of such grants shall be set by the Board of Directors, in its discretion, having regard to Company practice and performance and the provisions of the Stock Option Plan, as amended from time to time.

2.4 **Benefits**

The Employee will be eligible to participate in the Company's employee benefit plans which are offered to other employees of the Company (the "**Benefit Plans**"), subject to the terms and conditions set out in the Benefit Plan policies. The Company regularly reviews the Benefit Plans, as well as its insurance carriers, and accordingly, reserves the right to amend or discontinue the Benefit Plans and change its carriers where deemed appropriate and without advance notice to the Employee.

2.5 **Vacation**

The Employee's annual vacation entitlement will be four (4) weeks per year. Such entitlement will be prorated for the calendar year in which the Employee commences employment and for any other year of partial employment. The Employee is required to arrange vacation time to suit the needs of the Company. Vacation entitlements, including treatment of unused vacation time, shall be in accordance with the Company's vacation policy.

2.6 **Reimbursement of Expenses**

(a) The Company agrees to reimburse the Employee for any reasonable out of pocket expenses incurred in the course of performing his employment duties. Reimbursement will be conditional upon the Employee providing an itemized account and receipts. The Company may also provide the Employee with a credit card for such purposes and to facilitate the same.

(b) The Company shall also reimburse the Employee for the following expenses:

(i) Travel expenses for business travel in accordance with the Company's travel expense and reimbursement policy;

(ii) Business laptop; and

(iii) Any other reasonable business expenses as covered in the Company's board approved budget (for example, this could include taking a consultant to lunch, or attendance at a conference).

SECTION 3: TERMINATION OF EMPLOYMENT

3.1 **Termination by the Company for Cause**

The Company may terminate this Agreement and the Employee's employment at any time for cause, without providing the Employee with advance notice of termination, pay in lieu of such notice, or any form of severance pay, unless required by applicable employment standards

legislation. The Company will only pay the Employee's Base Salary up to the date of termination and accrued vacation pay up to the date of termination or vacation pay owing under the applicable legislation and w.'l comply with any obligations under the applicable legislation.

3.2 Termination by the Company without Cause or Upon Change of Control

(a) The Company may terminate the Employee's employment at any time, without cause and without prior notice, and will provide the Employee with a separation package (the "**Separation Package**") equal to three months Base Salary. The Separation Package shall be payable by means of salary continuance until the earlier of: (i) the date on which the final payment owing under the Separation Pa kage has been made (the period of time between the termination date and the da e of the final payment under the Separation Package shall be known as the "Continuance Period"), or (ii) the Employee obtaining alternative employment. For the purposes of this Agreement, alternative employment shall include self-employment.

(b) The Separation Package will be increased to twelve (12) months Base Salary should the Employee's employment be terminated without cause upon a "Change of Cc itrol" event, as such term is defined under the Company's Stock Option Plan.

(c) Employee shall be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

(d) Subject to applicable legislation, coverage under the Benefit Plans will be discontinued immediately upon termination of employment.

(e) The foregoing arrangements set out in (a) and (b) fully satisfy the Company's and all affiliates' obligations to the Employee in respect of the termination of his em loyment and he will not be entitled to further notice of termination or severance pay under civil law or contract. The Employee irrevocably acknowledges and agrees that the foregoing arrangements constitute full compensation in lieu of any reasonable notice to which the Employee may claim to be entitled, now or in the future; the Employee further agrees and acknowledges that the payments under the Severance Package are conditional upon the Employee executing at time of termination of employment a full and final release to the benefit of the Company.

3.3 Actions Required Upon Termination

Upon termination of the Employee's employment for any reason, the Employee shall (i) upon the request of the Company, re-confirm and acknowledge the Employee's agreement to be bound by the covenants and restrictions in SECTION 4, (ii) promptly return all Company property and records, in whatever form, to the Company and (iii) upon the request of the Company, immediately resign from any and all director or officer positions he may hold with the Company or its affiliates.

SECTION 4: EMPLOYEE COVENANTS

4.1 Non-Disparagement

The Employee shall not assist with, engage in or authorize the making or publishing of written or oral statements or remarks which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, any affiliates, and/or their management.

The Company shall not assist with, engage in or authorize the making or publishing of written or oral statements or remarks which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Employee.

4.2 Confidential Information and Intellectual Property

The Employee shall sign and be bound by the standard Company's Confidentiality and Intellectual Property Agreement.

4.3 Non-Competition

The Employee will not, either while employed with the Company or for a period of twelve (12) months subsequent to the Employee's termination of employment for any reason, without the Company's express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, professional, manager, executive, consultant or similar capacity, engage in or in any way be concerned with any competitor of the Company within Canada or the United States. For the purposes of this Section and Section 4.5, a competitor of the Company is any business engaged in the development, manufacturing or commercialization of marine-derived omega-3 phospholipids, whether extracted from krill or from other marine sources, for any application or in any industry, including the nutraceutical or pharmaceutical industries. Should the Company business cease given it has not been able to fund its continued operations, then this section 4.3 will no longer be applicable.

4.4 Non-Solicitation and Non-Interference

The Employee will not, either while employed with the Company or for a period of twelve (12) months subsequent to the Employee's termination of employment for any reason, without the Company's express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, manager, executive, consultant or similar capacity, within Canada and the United States or any other country in which the Company carries on a business for which the Employee had responsibilities in last five (5) years of employment:

(a) solicit, attempt to solicit, or communicate in any way with any employees or full-time consultants of the Company for the purpose of having such employees employed or in any way engaged by another person, firm, corporation, or other entity.

4.5 **Acknowl dgement**

Due to the sensitive nature of the Employee's position and the special access that the Employee will have to the Company's confidential information and intellectual property, the Employee will be in a position to irreparably harm the Company should the Employee (either during the Employee's term of employment with the Company, or subsequent to the termination of such employment) enter into competition with the Company (directly or indirectly) or otherwise make use of the specialized knowledge, contacts and connections obtained during the Employee's employment to the detriment of the Company. The Employee acknowledges that the unauthorized use or disclosure of such information could irreparably damage the Company's interests if made available to a competitor, or if used against the Company for competitive purposes. The Employee agrees that the covenants and restrictions contained in this Section 4 are reasonable and valid in terms of time, scope of activities and geographical limitations and understands and agrees that they are vital consideration for the purposes of the Company entering into this Agreement. Competition in this section will be considered as defined in section 4.3. The Employee further acknowledges that a breach on any of his obligations under Section 4 shall entitle the Company to seek interim, interlocutory and permanent interim injunctive relief without proof of actual damages, specific performance or o her equitable remedy in addition to any other relief to which the Company may be entitled.

SECTION 5: GENERAL

5.1 **Eligibility to Perform Services**

The Employee hereby represents and warrants that the Employee is not bound by any agreement, including any restrictive covenants, that may restrict the Employee from accepting employment with the Company and performing the duties assigned to him pursuant to this agreement.

5.2 **Severability**

If, in any jurisdiction, any provision of this Agreement or its application to either Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the emaining provisions of this Agreement and without affecting the validity or enforceability of uch provision in any other jurisdiction, or without affecting its application to other parties or circumstances.

5.3 **Entire Agreement**

This Agreement, including the attached schedules and the agreements and other documents referenced in this Agreement, constitute the entire agreement between the Parties in respect of the employment of the Employee, and supersede and replace any and all prior agreements, understandings, representations, negotiations and discussions, whether express or implied, oral or written, pre-contractual or otherwise.

5.4 **Legal Advice**

The Employee acknowledges that the Employee has read and understands the terms and conditions contained in this Agreement, and that the Company has provided a reasonable opportunity for the Employee to seek independent legal advice prior to executing this Agreement.

5.5 **Successors and Assigns**

This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company

5.6 **Survival of provisions**

Section 4 of this Agreement shall survive the termination of this Agreement and the termination of the Employee's employment for any reason and the obligation set out therein shall remain binding upon the Employee.

5.7 **Governing Law**

This Agreement is a contract made under and shall be governed by and construed in accordance with, the laws of the Province of Quebec and the federal laws of Canada applicable in the Province of Quebec.

5.8 **Currency and Withholding**

Unless otherwise specified, all references to money amounts are to the lawful currency of Canada. All payments made by the Company to the Employee or for the benefit of the Employee shall be less applicable withholdings and deductions.

5.9 **Interpretation and Language**

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and the Agreement shall be interpreted without regard to any presumption or other rule requiring interpretation of the Agreement more strongly against the Party causing it to be drafted.

The Parties hereto have expressly required th . this Agreement and documents ancillary thereto be drafted in the English language. *Les parties à la présente ont expressément exigé que le présent accord et les documents afférents soient rédigés en langue anglaise.*

6,0 **Acceptance**

By execution of this document, the Employee acknowledges that he has read, understands and accepts these terms and conditions of employment. He further understands that while his salary,

benefits, job title and job duties may change from time to time without a written modification of this agreement.

(signatures follow on the next page)

IN WITNESS OF WHICH the Parties have duly executed this Agreement:

ACASTI PHARMA INC.

By: ______________________

Name: Jan D'Alvise

Title: President and CEO

____

Jean-François Boily

Employee

Sept. 19, 2018.